Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Reports Fourth Quarter and Fiscal Year 2008 Results
CENTENNIAL, Co., November 13, 2008 - Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for food and industrial applications, today reported that consolidated sales for the fiscal year ended August 31, 2008 were $345.6 million compared with $362.4 million a year ago. For the year, strong nine month results in the Company’s Industrial Ingredients business and record annual revenues in the North American Food Ingredients and Australian business segments were overshadowed by suspended production at the Company’s Industrial Ingredients facility in Cedar Rapids, Iowa, caused by record flooding during June 2008. As previously reported, pre-flood industrial starch production capabilities at the Cedar Rapids facility were restored after the end of the Company’s 2008 fiscal year.
Higher unit pricing at all three divisions, product mix improvements and stronger Australian Dollar exchange rates were offset by lower year-over-year volume comparisons worldwide. Gross margin as a percent of sales declined to 14.4% from 17.7% last year. The margin reduction reflects reduced volumes, including the production disruption caused by the flood, increased input costs (grains, chemicals and energy), manufacturing variances arising from processing imported raw material into Australia due to a shortage of physical maize stocks in the first half of the year, as well as start-up expenses to commence ethanol production in May.
Operating expenses were $70.5 million versus $40.6 million a year ago, including $27.6 million of net charges directly related to flood recovery in Cedar Rapids. These net charges do not include the impact from profits forfeited during the interruption of operations caused by the flood. Loss from operations was $20.9 million compared with a profit of $23.6 million last year. The loss included $1.4 million in severance costs for employees in the Australian business recorded during the first half of the fiscal year. The Company also recorded a $1.4 million pretax charge for litigation expense in the quarter ended on May 31, 2008 arising from the final resolution of a previously disclosed lawsuit initiated in 2004. Net loss was $12.7 million or $1.20 per diluted share versus a profit of $13.5 million, or $1.46 per diluted share a year ago.
In the second quarter of fiscal 2008, the Company issued 2.0 million shares of common stock in a public offering. This transaction increased weighted average shares by 2.0 million and 1.4 million for the three- and twelve-month periods ended August 31, 2008, respectively.
Interest expense fell $1.6 million in fiscal 2008 to $4.1 million from $5.7 million last year on lower average debt outstanding and a decline in U.S. interest rates. Total debt outstanding at August 31, 2008 was down $6.1 million to $68.6 million from $74.7 million from a year ago, primarily on reduced working capital requirements. At August 31, 2008, the Company had $45.7 million of unused loan commitments from its lenders under its existing revolving credit facility to finance cash requirements to recover from the flood and meet other corporate needs. The revolving credit facility expires on December 31, 2011. Borrowing requirements are expected to increase as payments are disbursed for expenses incurred to recover from the flood. Fiscal 2008 income taxes were a net benefit of $6.9 million compared with an expense of $6.0 million last year. The effective tax rate was 35.1% versus 30.7% a year ago.
Consolidated fourth quarter sales declined to $60.0 million, or 38%, from $96.2 million a year ago as the Cedar River flooding shut down production at the Company’s Cedar Rapids facility for most of the fourth quarter. Gross margin decreased to $6.3 million from $20.0 million a year ago as pricing improvements worldwide were more than offset by the reduction in volume in the industrial ingredients business, higher raw material costs and reduced manufacturing yields. Non-operating income in the fourth quarter of fiscal 2008 included $2.9 million in hedge contract gains on corn positions supporting sales that were originally contracted for delivery during the fourth quarter but were suspended due to the flooding in Cedar Rapids. The Company reported a net loss of $20.9 million, or $1.87 per diluted share, for the fourth quarter of fiscal 2008.

Fourth Quarter Fiscal 2008 Segment Results
Food Ingredients — North America
Segment sales rose 8% to $17.4 million in the fourth quarter, primarily on higher average selling prices. Sales of potato coating applications were comparable to prior year while revenues from all other segments increased 15%. While the Company’s potato starch manufacturing facilities were not impacted by the flood, dextrose products, which are manufactured at the Cedar Rapids facility, were down more than 35% from last year due to the flood. Dextrose production has now resumed at the Cedar Rapids plant.
Total quarterly volumes were slightly above prior year levels. Gross margin as a percent of revenue was 26.9% compared with 31.4% last year. The decrease was primarily attributable to rising raw material and transportation costs. Operating income for the fourth quarter was $2.5 million versus $2.8 million a year ago.
Overall trial activity with customers remains robust and is being driven by customer needs for the improved performance and lower costs offered by the Company’s products.
Australia/New Zealand Operations
Quarterly revenue of $29.0 million was comparable to last year. Volume decreased from a year ago consistent with a planned shift to applications with better expected long-term returns. Average selling prices rose 15% in local currency, reflecting improved pricing and a better product mix. Gross margin as a percent of revenue was 2.4% compared with 11.9% last year. This change reflects unprecedented grain costs which were $3.9 million higher than the same period a year ago due to drought conditions in the region. Higher input costs, increased manufacturing expenses and higher freight charges were only partly offset by increased prices, lower labor expense and mix improvements. The business reported an operating loss of $1.6 million for the fourth quarter of fiscal 2008.
Recent events in global economic and financial markets have contributed to a sharp decline in the Australian Dollar exchange rate. This decline will result in lower U.S. Dollar translated results, but it creates a more attractive price environment for Australian exports, and an improved competitive position for domestic products vis-à-vis imports into Australian and New Zealand.
Industrial Ingredients — North America
Financial and operating results for the fourth quarter were dominated by the impact from the record flooding of the Cedar River during June 2008. This unprecedented natural disaster resulted in a mandatory evacuation of the plant and surrounding areas. Plant operations remained closed for several weeks during the clean-up and restoration of the facility. Manufacturing of selected Liquid Natural Additive products resumed in mid-July using the pilot plant facility, which was not heavily damaged during the flood. Limited starch production resumed in late August, and effective September 15, 2008, the Company announced termination of the force majeure event that had shut down industrial starch operations. Production of ethanol recommenced in late September.
Flood remediation costs of $27.6 million, net of $10.5 million in insurance recoveries, were recorded during the fourth quarter of fiscal 2008. Direct expenses and profit interruption will extend into the first half of fiscal 2009. The Company estimates that the direct costs of the flood will total $45 to $47 million, which includes ongoing expenses during the time the plant was shut down. This estimate does not include lost profits or the receipt of any insurance recoveries. The Company continues to process its flood insurance claim through property insurance carriers but does not expect to complete the submission of documentation until December. The Company intends to claim for all covered losses, including $15 million in business interruption losses identified through August 31, 2008. The amount ultimately recovered from insurers may be materially more or less than the Company’s estimate of total losses. Since the Company’s insurers have not affirmed coverage for all material aspects of the claim, the Company cannot provide assurance as to the amount or timing of the ultimate recoveries under its policies. Insurance proceeds will be recognized in the financial statements when realization of the recoveries is deemed probable.
Effective on July 9, 2008, the Company obtained an amendment to its credit facility agreement which temporarily adjusted the calculation of selected covenant formulas for the costs of flood damage and associated insurance reimbursements.
Fourth quarter Industrial segment sales were $14.2 million. Gross margin as a percent of sales was 6.4%, reflecting the impact on cost and efficiency levels from lower plant throughput rates due to the flood. Operating loss for the quarter ended August 31, 2008 was $31.9 million, including the $27.6 million flood charges described above as well as $5.2 million in operating and R&D expenditures.
The plant is now operating substantially at manufacturing levels achieved before the flood. Customers are being transitioned back to Penford, and, subject to overall business conditions, this business expects to return to normal supply conditions by the end of the calendar year.

Tom Malkoski, Penford Corporation President and Chief Executive Officer, said that, "The exceptionally difficult circumstances this year have tested the capacity and character of all of our employees. They have responded with remarkable resolve and focus. It has also confirmed the commitment and support that our Company enjoys from our valued customers and suppliers.”
Mr. Malkoski also noted that, “The Industrial business successfully commissioned the largest facility expansion in many years, only weeks before catastrophic floodwaters engulfed the entire site. The immediate and determined response resulted in an extraordinary achievement — the safe restart of operations in ten weeks. Our Australia/New Zealand business faced the continuing challenge caused by two major droughts over the past four years by improving efficiencies and working with customers to recover high input costs while developing innovative product platforms that will establish strong opportunities for the future. Our food business in North America continues to strengthen, and we remain confident in its growth prospects. I look forward to continued improvements, higher returns and additional gains in our markets.”
Conference Call
Penford will host a conference call to discuss fourth quarter financial and operational results today, November 13, 2008 at 9:00 a.m. Mountain time (11:00 a.m. Eastern Standard time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on November 13, 2008, please phone 1-877-407-9205 at 8:50 a.m. Mountain time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “anticipates,” “believes,” “may,” “will,” “plans,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings made by the Company with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the ethanol facility; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; increases in pension expense due to the decline in the value of plan assets; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.
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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Year ended
	August 31		August 31
(In thousands except per share data)	2008	2007	2008	2007
	(unaudited)
Consolidated Results

Sales	$60,026	$96,217	$345,576	$362,364

Net income (loss)	$(20,883)	$4,283	$(12,700)	$13,517

Earnings (loss) per share, diluted	$(1.87)	$0.45	$(1.20)	$1.46

Results by Segment

Industrial Ingredients:

Sales	$14,173	$51,307	$173,320	$194,957
Gross margin	6.4%	22.4%	15.1%	18.0%
Operating income (loss)	(31,899)	5,354	(16,541)	19,251

Food Ingredients — North America:

Sales	$17,403	$16,094	$66,261	$62,987
Gross margin	26.9%	31.4%	27.7%	30.1%
Operating income	2,490	2,753	10,178	10,684

Australia/New Zealand:

Sales	$29,035	$28,948	$107,532	$105,244
Gross margin	2.4%	11.9%	4.7%	9.6%
Operating income (loss)	(1,562)	1,662	(4,556)	3,269

	August 31,	August 31,
	2008	2007
Current assets	$96,835	$105,279
Property, plant and equipment, net	169,932	146,663
Other assets	44,712	36,446

Total assets	311,479	288,388

Current liabilities	59,420	66,246
Long-term debt	59,860	63,403
Other liabilities	31,837	33,063
Shareholders’ equity	160,362	125,676

Total liabilities and equity	$311,479	$288,388

Penford Corporation
Consolidated Statements of Operations

	Three months ended		Year ended
	August 31		August 31
(In thousands except per share data)	2008	2007	2008	2007
	(unaudited)
Sales	$60,026	$96,217	$345,576	$362,364

Cost of sales	53,727	76,220	295,979	298,203

Gross margin	6,299	19,997	49,597	64,161

Operating expenses	11,088	8,583	32,262	31,391
Research and development expenses	1,834	1,926	7,933	6,812
Flood related costs, net	27,555	—	27,555	—
Restructure costs	—	—	1,356	—
Other costs	—	2,400	1,411	2,400

Income (loss) from operations	(34,178)	7,088	(20,920)	23,558

Non-operating income, net	3,844	550	5,434	1,645
Interest expense	1,434	1,274	4,083	5,711

Income (loss) before income taxes	(31,768)	6,364	(19,569)	19,492

Income tax expense (benefit)	(10,885)	2,081	(6,869)	5,975

Net income (loss)	$(20,883)	$4,283	$(12,700)	$13,517

Weighted average common shares and equivalents outstanding, diluted	11,144	9,462	10,565	9,283

Earnings (loss) per share, diluted	$(1.87)	$0.45	$(1.20)	$1.46

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24
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